Exhibit 99.(a)(2)(ii)

Reef Global Energy VI, L.P.

1901 N. Central Expressway, Suite 300

Richardson, Texas  75080

(972) 437-6792

September 18, 2008

Dear Investor Partner:

On September 18, 2008, Reef Global Energy VI, L.P. (the “Partnership”) filed an amendment to its response on Schedule 14D-9 (the “14D-9”) to the tender offer (the “Tender Offer”) by MPF Senior Note Program II, LP, MPF Flagship Fund 13, LLC and MPF DeWaay Fund 7, LLC (collectively, the “Purchasers”) to purchase up to 48 units of Partnership interest. The Partnership amended its response on 14D-9 to the Tender Offer after learning additional information relating to the Tender Offer.

Reef Oil and Gas Partners, L.P., (“Reef Oil”) has not changed its position and will not accept the offer regarding units owned by Reef Oil, and the Partnership is still remaining neutral as to the Tender Offer and is expressing no opinion as to whether you should accept or reject the Tender Offer. The Partnership believes that you should consider the following additional information in making your decision on whether or not to accept the Tender Offer in addition to the information disclosed in the Partnership’s initial 14D-9:

1.                                       On April 28, 2008, the Partnership received a letter from the Ira J. Gaines Revocable Trust requesting a list of the limited partners in the Partnership for the purpose of initiating a tender offer to buy 4.9% of the limited partnership interests in the Partnership. Such tender offers are known as “mini-tender offers” as they result in ownership by the offeror of not more than 5% of a public company’s securities. The Partnership rejected the request as it did not satisfy the requirements of the Partnership’s agreement of limited partnership. Additionally, based upon publicly available information and records, it appears that the SEC has taken actions against Mr. Gaines. Please see the attached Exhibits 1 through 3.

2.                                       MacKenzie Patterson Fuller, Inc. is the controlling entity of the Purchasers (“MPF”), and, again based upon publicly available information and records, it appears that MPF has a history of business dealings with Mr. Gaines and his affiliates. The Partnership has no direct evidence that Mr. Gaines and MPF are working together on this Tender Offer. As a result, the Partnership’s recommendation is remaining neutral. Please see the attached Exhibits 4 through 6.

3.                                       In addition, please note that under Article VII of the agreement of limited partnership, the Partnership may prohibit the assignment of partnership interests to the Purchasers if in the opinion of counsel to the Partnership such assignment would result in a change in the status of the Partnership to a “publicly traded partnership” within the meaning of Section 7704 of the Internal Revenue Code of 1986. An assignment in violation of this provision will be null and void and of no effect whatever and will not bind the Partnership or any other partner.

Enclosed please find the Partnership’s amendment to the Schedule 14D-9 (the “Amendment”) filed by the Partnership with the Securities and Exchange Commission on September 18, 2008 in response to the Tender Offer. The Amendment contains certain information about the Partnership’s reasons for remaining neutral regarding the Tender Offer.

You are urged to read all the materials carefully, including the Amendment and any Tender Offer materials sent to you by the Purchasers, and to consider all the factors set forth therein before making a decision with respect to the Tender Offer.

Sincerely,

Reef Oil & Gas Partners, L.P.,
   Managing General Partner

/s/ Michael J. Mauceli
Michael J. Mauceli
Manager of the general partner
of the Managing General Partner

Exhibit 1

SEC Administrative Proceeding

See Attached.

Securities Exchange Act of 1934
Release No. 41759 / August 19, 1999

Administrative Proceeding
File No. 3-9980

In the Matter of IG HOLDINGS, INC., Respondent.	ORDER INSTITUTING PROCEEDINGS PURSUANT TO SECTION 21C OF THE SECURITIES EXCHANGE ACT OF 1934, MAKING FINDINGS, AND IMPOSING A CEASE-AND-DESIST ORDER

I.

The Commission deems it appropriate that proceedings be, and hereby are, instituted pursuant to Section 21C of the Securities Exchange Act of 1934 (“Exchange Act”) against IG Holdings, Inc. (“IG Holdings”).

II.

In anticipation of the institution of these administrative proceedings, IG Holdings has submitted an Offer of Settle-ment that the Commission has determined to accept. Solely for the purposes of these proceedings and any other proceedings brought by or on behalf of the Commission or to which the Commission is a party, and prior to a hearing and without admitting or denying the findings set forth herein, IG Holdings consents to the entry of this Order Instituting Proceedings Pursuant to Section 21C of the Securities Exchange Act of 1934, Making Findings, and Imposing a Cease-and-Desist Order (“Order”). The Commission has determined that it is appropriate to accept the Offer of Settlement from IG Holdings, and accordingly is issuing this Order.

III.

FACTS

Based on the foregoing, the Commission finds that:

A. Respondent

IG Holdings, Inc. is an Arizona corporation, with its principal offices located in Phoenix, Arizona. At all relevant times, IG Holdings has been engaged in

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the business of investing in securities, including equities, bonds and limited partnership interests, primarily by making tender offers for such securities.

B. Summary

This proceeding involves certain so-called mini-tender offers made by IG Holdings during 1998 and 1999. Mini-tender offers are tender offers for less than 5% of a class of securities. These offers are not subject to the filing, disclosure and procedural requirements of Section 14(d) of the Exchange Act and Regulation 14D. However, all tender offers, including mini-tender offers, are subject to the antifraud provisions of the federal securities laws, including Section 14(e) of the Exchange Act and Regulation 14E.

IG Holdings violated Section 14(e) of the Exchange Act because it did not sufficiently monitor the means used to disseminate its below market mini-tender offers, which failure, in certain instances, resulted in shareholders not receiving material information about the offers.

C. IG Holdings’ Mini-Tender Offers

Beginning in approximately June 1998, IG Holdings began making mini-tender offers to purchase stock. To date, IG Holdings has made more than 200 mini-tender offers, all of which have had offering prices that were less than the prevailing market prices. While there is no requirement that tender offers be made at a premium to the market price, registered third-party “tender offers” are historically equated with an offering price that includes a premium.

IG Holdings initiated its mini-tender offers by contacting an information services firm and telling the firm the names of the target companies, the size of the offers,(1) the offering prices, and the dates for beginning and ending the offers. For each offer, the information services firm prepared a one or two page offering document containing the information from IG Holdings, as well as instructions for tendering shares, and forwarded it to The Depository Trust Company (“DTC”).(2)

After DTC received the offering documents from the information services firm, DTC reviewed the documents to ascertain the basic terms of the offers, such as the target security, the identities of the offeror and its agent, the offering price, and any limitations on the quantity of the securities to be purchased. If it determined that an offer could be processed through its facilities, DTC announced the offer to its participants through an electronic announcement system. DTC and the information services firm then entered into an agreement to make the offer eligible for the processing of acceptances by participants at DTC through DTC’s automated tender offer program.(3)

Certain of DTC’s participants notified their customers (who were the beneficial owners of the shares) of IG Holdings’ mini-tender offers after they received the announcement from DTC. While their practices varied, the participants usually mailed their customers a letter telling them that a tender offer had been made, the name of the offeror, the size of the offer, the offering price, the date on which the offer ended, and instructions on how to tender their shares. However, the participants did not always inform

2

shareholders that they could not withdraw their tenders, nor were shareholders told that IG Holdings could revoke its offer at any time before completion of the offering.

IG Holdings did not adequately attempt to determine what information was sent to shareholders by the participants or whether the information that was sent by the participants was complete and accurate. In fact, in certain instances, shareholders did not receive material information from participants about IG Holdings’ mini-tender offers, including the calculation of the final price to be paid by IG Holdings and the warning (contained in certain IG Holdings material) that the offering price might not reflect the market price.(4)

IV.

OPINION

IG Holdings violated Section 14(e) of the Exchange Act because the means used to disseminate its below market mini-tender offers resulted in some shareholders not receiving material information about the offers, including the calculation of the final price to be paid by IG Holdings and the warning (contained in certain IG Holdings material) that the offering price might not reflect the market price. That information was material because a reasonable investor would consider it to be important in determining whether to tender.

V.

FINDINGS

Based on the above, the Commission finds that IG Holdings violated Section 14(e) of the Exchange Act.

VI.

ORDER

Accordingly, IT IS HEREBY ORDERED that IG Holdings, pursuant to Section 21C of the Exchange Act, cease and desist from committing or causing any violation and any future violation of Section 14(e) of the Exchange Act.

By the Commission.

Jonathan G. Katz

Secretary

FOOTNOTES

(1)	Most of the mini-tender offers made by IG Holdings were for 2% of a particular issuer’s outstanding stock.

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(2)	DTC is a national clearinghouse for the settlement of trades in corporate and municipal securities and performs securities custody services for its participating banks and broker-dealers.

(3)	DTC did not charge IG Holdings any fee for its tender offer services until February 11, 1999, when it began charging a fee of $2,700 per tender offer.

(4)

IG Holdings’ offering prices usually were reduced by any dividends or other payments made to the shareholders by the target companies. While IG Holdings’ offering materials stated that the offering price would be reduced by such payments, IG Holdings never disclosed to shareholders the calculation of the revised final offering price.

4

Exhibit 2

SEC Administrative Proceeding

See Attached.

Securities Exchange Act of 1934

Release No. 41760 / August 19, 1999

Administrative Proceeding
File No. 3-9981

In the Matter of PEACHTREE PARTNERS, Respondent.	ORDER INSTITUTING PROCEEDINGS PURSUANT TO SECTION 21C OF THE SECURITIES EXCHANGE ACT OF 1934, MAKING FINDINGS, AND IMPOSING A CEASE-AND-DESIST ORDER

I.

The Commission deems it appropriate that proceedings be, and hereby are, instituted pursuant to Section 21C of the Securities Exchange Act of 1934 (“Exchange Act”) against Peachtree Partners.

II.

In anticipation of the institution of these administrative proceedings, Peachtree Partners has submitted an Offer of Settle-ment that the Commission has determined to accept. Solely for the purposes of these proceedings and any other proceedings brought by or on behalf of the Commission or to which the Commission is a party, and prior to a hearing and without admitting or denying the findings set forth herein, Peachtree Partners consents to the entry of this Order Instituting Proceedings Pursuant to Section 21C of the Securities Exchange Act of 1934, Making Findings, and Imposing a Cease-and-Desist Order (“Order”). The Commission has determined that it is appropriate to accept the Offer of Settlement from Peachtree Partners, and accordingly is issuing this Order.

III.

FACTS

Based on the foregoing, the Commission finds that:

A. Respondent

Peachtree Partners is a general partnership, with its principal offices located in Phoenix, Arizona. At all relevant times, Peachtree Partners has been

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engaged in the business of investing in securities, including equities, bonds and limited partnership interests, primarily by making tender offers for such securities.

B. Peachtree Partners’ Violation

This proceeding involves a so-called mini-tender offer made by Peachtree Partners. Mini-tender offers are tender offers for less than 5% of a class of securities. These offers are not subject to the filing, disclosure and procedural requirements of Section 14(d) of the Exchange Act and Regulation 14D. However, all tender offers, including mini-tender offers, are subject to the antifraud provisions of the federal securities laws, including Section 14(e) of the Exchange Act and Regulation 14E.

On July 5, 1998, Peachtree Partners made a tender offer to purchase 4.9% of the outstanding limited partnership interests of Shearson Murray Realty Fund 7. At the time of the offer, Peachtree Partners owned approximately 1% of these securities.(1) Because Peachtree Partners would have owned more than 5% of the securities after consummation of the tender offer, it was required to comply with the filing, disclosure and procedural requirements of Section 14(d) of the Exchange Act and Regulation 14D. It did not do so.

IV.

OPINION

Section 14(d) of the Exchange Act and Regulation 14D make it unlawful for a bidder to make a tender offer if, after consummation thereof, the bidder would be the beneficial owner of more than 5% of the class of securities for which the tender offer is made, unless the bidder complies with the filing, disclosure and procedural requirements of Section 14(d) and Regulation 14D. Peachtree Partners violated these provisions with respect to its July 5, 1998 tender offer for Shearson Murray Realty Fund 7 limited partnership interests because it did not comply with these requirements.

V.

FINDINGS

Based on the above, the Commission finds that Peachtree Partners violated Section 14(d) of the Exchange Act and Regulation 14D.

VI.

ORDER

Accordingly, IT IS HEREBY ORDERED that Peachtree Partners, pursuant to Section 21C of the Exchange Act, cease and desist from committing or causing any violation and any future violation of Section 14(d) of the Exchange Act and Regulation 14D.

By the Commission.

2

Exhibit 3

SEC Complaint

See Attached.

1 of 1 DOCUMENT

SECURITIES AND EXCHANGE COMMISSION, Plaintiff, vs. IRA J. GAINES,

Individually and doing business as WRINGLEY DRIVE PARTNERS and

MORTEN AVENUE PARTNERS, Defendant.

CASE NO. CIV02-1685-PHX (PGR)

UNITED STATES DISTRICT COURT FOR THE DISTRICT OF ARIZONA

2004 U.S. Dist. LEXIS 6247

January 5, 2004, Decided

DISPOSITION:    Judgment entered.

COUNSEL:  [*1]  For SECURITIES AND EXCHANGE COMMISSION, Plaintiff: Marshall Gandy, Securities & Exchange Commission, Ft Worth, TX.

JUDGES: PAUL G. ROSENBLATT, UNITED STATES DISTRICT JUDGE.

OPINION BY: PAUL G. ROSENBLATT

OPINION

AGREED FINAL JUDGMENT AS TO

DEFENDANT IRA J. GAINES

The Securities and Exchange Commission having filed a Complaint and Defendant Ira J. Gaines (“Defendant”) having answered it; consented to the Court’s jurisdiction over Defendant and the subject matter of this action; consented to entry of this Agreed Final Judgment without admitting or denying the allegations of the Complaint (except as to jurisdiction); waived findings of fact and conclusions of law; and waived any right to appeal from this Agreed Final Judgment:

I.

IT IS HEREBY ORDERED, ADJUDGED, AND DECREED that Defendant and his agents, servants, employees, attorneys, and all persons in active concert or participation service or otherwise are permanently restrained and enjoined from violating, directly or indirectly, Section 10(b) of the Securities Exchange Act of 1934 (“Exchange Act”) 15 U.S.C. § 78j(b) and Rule 10b-5 promulgated thereunder 17 C.F.R. § 240.10b-5 [*2]  , by using any means or instrumentality or interstate commerce, or of the mails, or any facility of any national securities exchange, in connection with the purchase or sale of any security:

   (a) to employ any device, scheme, or artifice to defraud;

(b) to make any untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading; or

(c) to engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any person.

II.

IT IS HEREBY FURTHER ORDERED, ADJUDGED, AND DECREED that Defendant and his agents, servants, employees, attorneys, and all persons in active concert or participation with him who receive actual notice of this Agreed Final Judgment by personal service or otherwise are permanently restrained and enjoined from violating Section 14(e) of the Exchange Act [15 U.S.C. § 78n(e)] and Rule 14e-1 [17 C.F.R. § 240.14e-1] promulgated thereunder, in connection with any tender offer or request or invitation for tenders,  [*3]  from (a) making untrue statements of material fact, or omitting to state material facts necessary in order to make the statements made, in light of circumstances under which they were made, not misleading; and/or (b) engaging in fraudulent, deceptive or manipulative acts or practices.

II.

IT IS HEREBY FURTHER ORDERED, ADJUDGED, AND DECREED that Defendant and his agents, servants, employees, attorneys, and all persons in active concert or participation with him who receive actual notice of this Agreed Final Judgment by personal service or otherwise are permanently restrained and enjoined from directly or indirectly, offering, making or engaging in a mini-tender offer, which is defined as an offer for less than five percent of a public company’s equity securities that are not subject to the disclosure and procedural rules that apply to other types of tender offers. The above language does not pertain to offers to purchase bonds or limited partnerships.

IV.

IT IS HEREBY FURTHER ORDERED, ADJUDGED, AND DECREED that Defendant is liable for disgorgement of $ 63,810, representing profits gained as a result of the conduct alleged in the Complaint, together [*4]  with prejudgment interest thereone in the amount of $ 8,603, for a total of $ 72,413. Defendant shall satisfy this obligation by paying $ 72,413, within ten (10) business days after entry of this Agreed Final Judgment by certified check, bank cashier’s check, or United States postal money order payable to the Securities and Exchange Commission. The payment shall be delivered or mailed to the Office of Financial Management, Securities and Exchange Commission, Operations Center, 6432 General Green Way, Mail Stop 0-3, Alexandria, Virginia 22312, and shall be accompanied by a letter identifying Ira J. Gaines as a defendant in this action; setting forth the tile and civil action number of this action and the name of this Court; and specifying that payment is made pursuant to this Agreed Final Judgment.

V.

IT IS FURTHER ORDERED, ADJUDGED, AND DECREED that Defendant shall pay al civil penalty in the amount of $ 50,000 pursuant to Section 21(d) of the Exchange Act [15 U.S.C. § 78u(d)]. Defendant shall make this payment within ten (10) business days after entry of this Agreed Final Judgment by certified check, bank cashier’s check, or United [*5]  States postal money order payable to the Securities and Exchange Commission. The payment shall be delivered or mailed to the Office of Financial Management, Securities and Exchange Commission, Operations Center, 6432 General Green Way, Mail Stop 0-3, Alexandria, Virginia 22312, and shall be accompanied by a letter identifying Ira J. Gaines as a defendant to this action; setting forth the tile and civil action number of this action and the name of this Court; and specifying that payment is made pursuant to this Agreed Final Judgment.

VI.

IT IS FUTHER ORDERED, ADJUDGED, AND DECREED that the Consent is incorporated herein with the same force and effect as if fully set forth herein, and that Defendant shall comply with all of the undertakings and agreements set forth therein.

VII.

IT IS FURTHER ORERED, ADJUDGED, AND DECREED that this Court shall retain jurisdiction of this matter for the purposes of enforcing the terms of this Agreed Final Judgment.

VIII.

There being no just reason for delay, pursuant to Rule 54(b) of the Federal Rules of Civil Procedure, the Clerk is ordered to enter this Agreed Final  [*6]   Judgment forthwith and without further notice.

Dated this 5th day of January, 2004.

PAUL G. ROSENBLATT

UNITED STATES DISTRICT JUDGE

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Exhibit 4

Sutter/Gaines Loan Agreement

See Attached.

EXHIBIT 4(b)

STOCK PURCHASE

AND LOAN AGREEMENT

THIS STOCK PURCHASE AND LOAN AGREEMENT (“the Agreement”) is entered into as of this 2nd day of September, 2002 by and between IRA GAINES an  Individual (“Gaines”) and SUTTER HOLDING COMPANY, INC. a Delaware corporation,  and all of its subsidiaries and affiliated companies (collectively “Sutter” or  the “Company”).

WHEREAS, Gaines has agreed to make a $600,000 investment in Sutter  as provided in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual  covenants set forth herein, the parties agree as follows:

Agreement

1.    Loan. Gaines hereby agrees to loan to Sutter the sum of $600,000 (the “Loan”). The Loan shall be evidenced by a promissory note (the “Note”) in the principal amount of $600,000 in the form attached hereto as Exhibit A.

2.    Security. All obligations of Sutter hereunder shall be secured by a  lien and security interest in favor of Gaines in and to all of the assets of  Sutter, including but not limited to fixed assets, leases, leasehold  improvements, office and production equipment, accounts, contracts, contract  rights, claims, choses in action, receivables, inventory, work in process,  equipment and intellectual property. As a condition to advancing the sum set  forth in Paragraph 1 above, Sutter shall execute and deliver to Gaines a  security agreement substantially in the form attached hereto as Exhibit B (the  “Security Agreement”) and a UCC-1 financing statement in a form acceptable to  Gaines for filing in the State of Delaware (the “Financing Statement”). This  Agreement, the Note, the Security Agreement, and the Financing Statement are   sometimes referred to collectively herein as the “Transaction Documents” and  individually as a “Transaction Document”.

3.    Term. The outstanding balance of the Loan shall be payable in full 4 years after the date of the Note (the “Maturity Date”).

4.    Common Stock of Sutter.

4.1  As additional consideration for the loan, Sutter hereby agrees to issue to Gaines 10,000 shares of common stock of Sutter (the “Shares”).

4.2  The Shares issued hereunder shall be fully paid and non-assessable, and have all of the rights and benefits of any other Shares of Sutter now outstanding.

4.3  In connection with the Loan and the issuance of the Shares hereunder, Gaines represents and Shares to the Company that:

(1)      Gaines understands that (A) the Shares have not been registered under the Securities Act, nor qualified under the securities laws of any other jurisdiction, (B) the Shares constitute “restricted securities” for purposes of the Securities Act, (C) the Shares cannot be resold unless they subsequently are registered under the Securities Act and qualified under applicable state securities laws, unless the Company determines that exemptions from such registration and qualification requirements are available, and (D) Gaines has no right to require such registration or qualification;

(2)      The Shares to be acquired by Gaines pursuant to this Agreement will be acquired for Gaines’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws, and the Shares will not be disposed of in contravention of the Securities Act or any applicable state securities laws;

(3)      Gaines is an “accredited investor” within the meaning of Regulation D under the Securities Act.

4.4  Securities Matters. Subject to the accuracy of the representations  of Gaines set forth in Section 4.4 hereof, the offer, sale and issuance of the  Shares as contemplated by this Agreement are exempt from the registration  requirements of the Securities Act.

4.5  Restrictions on Transfer of Shares. Gaines is advised that federal  and state securities laws govern and restrict Gaines’s right to offer, sell or  otherwise dispose of any securities unless Gaines’s offer, sale or other  disposition thereof is registered under the Securities Act and state securities  laws, or in the opinion of the Company’s counsel, such offer, sale or other  disposition is exempt from registration or qualification thereunder. Gaines  agrees that he will not offer, sell or otherwise dispose of any such securities  in any manner which would: (i) require the Company to file any registration  statement with the Commission (or any similar filing under state law) or to  amend or supplement any such filing or (ii) violate or cause the Company to  violate the Securities Act, the rules and regulations promulgated thereunder or  any other state or federal law. The certificates for any securities will bear  such legends as the Company deems necessary or desirable in connection with the  Securities Act or other rules, regulations or laws.

4.6  Option to Redeem Common Stock. Gaines shall have the option to  redeem the common stock granted to him under this Section 4 for $10.00 cash per  share at the five-year anniversary of this agreement (the “Redemption Date”).  The shares may be redeemed in whole or in part. In order to redeem the shares,  Gaines must provide written notice to Sutter not earlier than 90 days prior to  the Redemption Date of his intent to redeem the shares. Sutter will pay to  Gaines $10.00 cash for each share redeemed within 90 days of the receipt by  Sutter of Gaines’ written notice of intent to redeem. This redemption option  applies only to the 10,000 shares granted herein, and does not apply to any  other shares of Sutter common stock owned by Gaines. This option to redeem will  expire immediately after the five-year anniversary of this Agreement.

5.   Option to Convert Loan Amount to Equity.

5.1 Gaines shall have the right at any time the Note remains unpaid  (in whole or part), to convert the unpaid balance of the Loan or any portion  thereof to Shares at a price per Share equal to the Conversion Price on the day  the Option is exercised; provided, however, that unless there shall have occurred an Event of Default, Gaines may not convert more than that portion of  the Loan which would result in the ownership by Gaines of more than 4.9% of the  outstanding common stock of Sutter at the time of conversion. In the event  Gaines elects to convert the Loan, or any portion thereof into Shares, Sutter  shall promptly issue to Gaines an amount of Shares equal to the principal amount  of the Loan to be converted divided by the Conversion Price. Such Shares shall  be deemed to be fully paid, non-assessable shares as of the date of this  Agreement. In the event any Sutter shares are registered subsequent to the  conversion of the Note pursuant to the Securities Act of 1933, as amended (the  “Securities Act”) the Shares issued hereunder shall likewise be registered.

6. Representations and Warranties of Sutter.

(a)   Organization. Sutter is a corporation duly incorporated,  validly existing, and in good standing under the laws of the State of Delaware,  and is in good standing and qualified to do business in the State of Delaware.

(b)   Corporate Power. Sutter has all requisite corporate power  to execute and deliver this Agreement and to carry out and perform its  obligation under the terms of this Agreement, and the person executing this  Agreement has the requisite authority to do so.

(c)   Authorization. All corporate action on the part of Sutter,  its directors and shareholders, necessary for the authorization, execution,  delivery, and performance of this Agreement, and the performance of its  respective obligations hereunder, including the issuance and delivery of the  Note, and the Shares has been taken or will be taken prior to closing. Sutter  agrees to take all reasonably necessary corporate action to reserve or authorize  the equity securities issuable upon conversion of the Note, if applicable. The  Transaction Documents, when executed and delivered by Sutter, shall constitute  valid and binding obligations of Sutter enforceable in accordance with their  terms, subject to laws of general application relating to bankruptcy,  insolvency, and the relief of debtors. Upon conversion of the Note, the equity  securities of Sutter will be validly issued, fully paid, and nonassessable and  free of any liens or encumbrances.

(d)   Governmental Consents. All consents, approvals, orders, or  authorizations of, or registrations, qualifications, designations, declarations,  or filings with, any governmental authority, required on the part of Sutter in  connection with the valid execution and delivery of this Agreement, the offer,  sale, or issuance of the equity securities issuable upon conversion of the Note  or the consummation of any other transaction contemplated hereby shall have been  obtained and will be effective at the closing, except for notices required or  permitted to be filed with certain state and federal securities commissions,  which notices will be filed on a timely basis.

7.  Cross-Default. Any Event of Default (as such term is defined in the  Promissory Note) which occurs under any of the Transaction Documents shall  automatically be deemed an Event of Default under all of the Transaction  Documents and Gaines shall be entitled to exercise all or any of the rights and  remedies available to Gaines under the Transaction Documents in any order, at  Gaines’s sole discretion, after the occurrence of an Event of Default.

8.  Senior Securities. Sutter agrees that so long as the Note remains  unpaid, in full or part, Sutter shall not issue any securities senior to the   Note without the prior written agreement of Gaines.

9.  Miscellaneous.

(a)  Binding Agreement; Further Assurances; Enforceablility of  Terms. The terms and conditions of this Agreement shall inure to the benefit of  and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any  third party any rights, remedies, obligations, or liabilities under or by reason  of this Agreement except as expressly provided in this Agreement. Each party  shall execute such other and further documents, and take such other and further  actions as are reasonably necessary to carry out the intents and purposes of  this Agreement and the Transaction Documents, without notice and additional  consideration. Whenever possible each provision of this Agreement shall be  interpreted in such manner as to be effective and valid under applicable law,  but if any provision of this Agreement shall be or become prohibited or invalid  under applicable law, such provision shall be ineffective to the extent of such  prohibition or invalidity without invalidating the remainder of such provision  of the remaining provisions of this Agreement.

(b)  Governing Law; Attorneys Fees. This Agreement shall be  governed by and construed under the laws of the State of Delaware. Any action on  this agreement may be brought in Delaware. In the event either party should  initiate legal action to enforce such party’s rights, or to collect damages on  account of a breach of this Agreement, the non-prevailing party shall pay to the  prevailing party all costs and attorneys fees incurred.

(c)  Counterparts. This Agreement may be executed in two or  more counterparts, each of which shall be deemed an original, but all of which  together shall constitute one and the same instrument

(d)  Titles and Subtitles. The titles and subtitles used in  this Agreement are used for convenience only and are not to be considered in  construing or interpreting this Agreement.

(e)  Modification; Waiver. No modification or waiver of any  provision of this Agreement, or delay in enforcing any right or remedy, or  consent to departure therefrom shall be effective unless in writing and approved  by the parties.

(f) Notices. All notices and other communications with respect  to this Agreement shall be in writing, mailed, telefaxed, emailed if to Sutter; at:

Sutter Holding Company, Inc.

150 Post Street, Suite 405

San Francisco, CA 94108

Attn: Robert E. Dixon

if to Gaines; at:

3116 East Shea Blvd.

Phoenix, AZ 85016

10.  Definition of Terms.

“Conversion Price” shall mean the lesser of $15.00 per share or the Market Price  of Sutter common stock. Provided, however, that in the event Sutter completes an  Offering of its common stock resulting in net proceeds of at least three million  dollars in the aggregate prior to the three year anniversary of the date of this  Agreement, the Conversion Price shall be fixed and shall be equal to the Net  Offer Price of such Offering.

“Event of Default” shall be as defined under the Promissory Note attached as  Exhibit A hereto.

“Market Price” shall mean the lesser of (i) the twenty-day weighted average  trading price of Sutter common stock up to and including the day on which Market  Price is calculated; and (ii) the mid-point between the closing bid price and  closing offer price for Sutter common stock on the day Market Price is   calculated.

“Net Offer Price” shall mean the net proceeds per share to Sutter from the sale  or other placement of its common stock, for cash or other consideration, after  adjusting for selling commissions, underwriting fees, additional take-down fees,  selling group fees, syndication fees or any other cost associated in any way  with the sale of its common stock.

“Offering” shall mean the sale of common stock, whether registered or not, to  one or more persons, for any consideration, whether issued for cash, securities,  or for the acquisition of any assets or businesses.

“Share” shall mean a share of common stock of Sutter Holding Company, Inc. as  traded on the Over-the-Counter Bulletin Board under the symbol “SRHI” (or such  subsequent exchanges and/or symbols as may prevail). Any reference to Shares  shall be adjusted for subsequent splits, reverse splits, or other  recapitalizations of Sutter subsequent to the date of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Loan Agreement as of the date first written above.

SUTTER HOLDING COMPANY, INC.

By:
Robert E. Dixon, Chief Executive Officer

IRA GAINES

Exhibit 5

American Spectrum Realty, Inc. Response

See Attached.

Exhibit 1

August 7, 2002

Dear Shareholder:

It has come to our attention that you may have received offers from Peachtree Partners and/or MacKenzie Patterson, Inc. to purchase up to 1.5% of the total outstanding shares of American Spectrum Realty, Inc. for $4.50 or $6.00 per share, respectively. We recommend that you reject the tender offer.

You should note that Peachtree Partners and MacKenzie Patterson, Inc. appear to be related companies. In their offer documents, they both use the same address and phone numbers to contact them. However, they are making offers at different prices. The offer by Peachtree Partners at $4.50 per share fails to disclose to shareholders of American Spectrum that a related party is making an offer at a higher price. We believe that this is misleading. Further, we believe that these simultaneous tender offers at different prices may violate SEC regulations.

“Mini-tender” offers—tender offers for less than five percent of a company’s stock—have been increasingly used to catch investors off guard. Many investors who hear about mini-tender offers surrender their securities without investigating the offer, assuming that the price offered includes the premium usually present in larger, traditional tender offers. Investors later learn that they cannot withdraw from the offer and may end up selling their securities at below-market prices. You should scrutinize the mini-tender offers carefully.

There are no withdrawal or rescission rights in connection with these mini-tender offers. With most mini-tender offers, investors typically feel pressured to tender their shares quickly without having solid information about the offer or the people behind it. Investors are often shocked to learn that they generally cannot withdraw from mini-tender offers.

You should note that Peachtree Partners and MacKenzie Patterson, Inc. are offering to pay $4.50 and $6.00 per share, respectively while the trading price for American Spectrum Realty, Inc. stock for the last 30 days ranges from $7.00 to $7.40 per share. Some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.

We recommend that you take the following steps when considering this mini-tender offer:

Find out the “final” tender offer price after all deductions are taken. In some tender offers, you may get a lower price because deductions are taken from the tender offer price for dividend payments. Also, some bidders in mini-tender offers fail to disclose clearly that certain fees or expenses may also be deducted from the offer price. You should also note that there could be a substantial delay between the date of the tender offer and the date when you receive payment, should you decide to accept the offer.

Consult with your broker or other financial adviser. Make sure you understand the terms of the tender offer before tendering your shares. Ask for any additional written information that may be available.

If you want to sell your shares, determine where you can get your best price. Check all your alternatives for selling your securities. For instance, compare how much you will receive if you sell through a broker versus the tender offer. You should also carefully review the terms of the agreements Peachtree Partners and MacKenzie Patterson, Inc. are requiring you to execute in connection with their tender offer. For example, they are requiring you to agree that any dispute will be resolved by binding arbitration in Oakland, California.

For the foregoing reasons, we recommend that you reject the tender offer.

Sincerely,
AMERICAN SPECTRUM
REALTY, INC

Exhibit 6

Peachtree/Mackenzie Patterson, Inc. Offer

See Attached.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

SCHEDULE 14D-1

Tender Offer Statement Pursuant to Section 14(d)(1)

of the Securities Exchange Act of 1934

UNIVERSITY REAL ESTATE PARTNERSHIP V

(Name of Subject Company)

ACCELERATED HIGH YIELD INSTITUTIONAL FUND I, L.P.

MACKENZIE PATTERSON SPECIAL FUND

PEACHTREE PARTNERS

ACCELERATED HIGH YIELD PENSION INVESTORS, L.P.

C. E. PATTERSON

(Bidders)

INCOME UNITS OF LIMITED PARTNERSHIP INTERESTS

(Title of Class of Securities)

NONE

(CUSIP Number of Class of Securities)

Copy to:
C.E. Patterson	Paul J. Derenthal, Esq.
MacKenzie Patterson, Inc.	Derenthal & Dannhauser
1640 School Street, Suite 100	455 Market Street, Suite 1600
Moraga, California 94556	San Francisco, California 94105
(510) 631-9100	(415) 243-8070

(Name, Address and Telephone Number of

Person Authorized to Receive Notices and

Communications on Behalf of Bidder)

This Amendment No. 4 to Schedule 14D-1 amends the Schedule 14D-1 filed December 31, 1997 (the “Schedule”) by Accelerated High Yield Institutional Fund I, L.P.,  MacKenzie Patterson Special Fund,  Peachtree Partners and Accelerated High Yield Pension Investors,  L.P.  (together the “Purchasers”),  as set forth below.  Terms not otherwise defined herein shall have the meanings ascribed to them in the Schedule and exhibits thereto.

This Amendment No. 4 is the final amendment to the Schedule and is filed to report the termination and results of the Offer described in the Schedule.  The Offer terminated as of January 21, 1998.  The Offer resulted in the tender by Unitholders and acceptance for payment by the Purchasers of a total of 628 Income Units.  The Purchasers,  together with affiliates of certain of the Purchasers,  are now the beneficial owners of a total of 784  Income Units or approximately 2.28%  of the outstanding Units (approximately 4.42%  of the outstanding Income Units).  The final purchase price paid by the Purchaser was in the amount of $70 per Unit.

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SIGNATURES

After due inquiry and to the best of my knowledge and belief,  I certify that the information set forth in this statement is true,  complete and correct.

Dated:       February 2, 1998

ACCELERATED HIGH YIELD INSTITUTIONAL FUND I, L.P.

By MacKenzie Patterson, Inc., General Partner

By:	/s/ Victoriaann Tacheira
Victoriaann Tacheira, Senior Vice President

ACCELERATED HIGH YIELD PENSION INVESTORS, L.P.

By MacKenzie Patterson, Inc., General Partner

By:	/s/ Victoriaann Tacheira
Victoriaann Tacheira, Senior Vice President

MACKENZIE PATTERSON SPECIAL FUND

By MacKenzie Patterson, Inc., General Partner

By:	/s/ Victoriaann Tacheira
Victoriaann Tacheira, Senior Vice President

PEACHTREE PARTNERS

By:	/s/ Ira J. Gaines
Ira J. Gaines, Partner

By:	/s/ Barry Zemel
Barry Zemel, Partner

/s/ C. E. Patterson
C. E. Patterson

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